As filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in its Charter)

_________________

Ireland (State of Incorporation)	Not Applicable (I.R.S. Employer Identification No.)

Innocoll Holdings plc

Unit 9, Block D

Monksland Business Park

Monksland, Athlone, Co. Roscommon

Ireland

(Address of Principal Executive Offices)

2016 Omnibus Incentive Compensation Plan

Amended and Restated 2015 Stock Option Plan

Certain Amended and Restated Option Agreements

(Full Title of the Plans)

Anthony P. Zook

3803 West Chester Pike

Suite 190

Newtown Square, PA 19073

(610) 405-2347

(Name, Address and Telephone Number of Agent for Service)

_________________
Copies to:
Jeffrey A. Baumel, Esq. Ilan Katz, Esq. Dentons US LLP 1221 Avenue of the Americas New York, New York 10020 (212) 768-6700 _________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company

________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)		Proposed Maximum Offering Price Per Share(3)		Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
2016 Omnibus Incentive Compensation Plan	1,480,993	(4)	$10.50	(8)	$15,550,426.50	$1,565.93
2016 Omnibus Incentive Compensation Plan	1,369,007	(5)	$8.50	(9)	$11,636,559.50	$1,171.80
Amended and Restated 2015 Stock Option Plan	1,194,407	(6)	$10.92	(10)	$13,042,924.44	$1,313.42
Certain Amended and Restated Option Agreements	328,388	(7)	$9.00	(11)	$2,955,492.00	$297.62
Total	4,372,795		N/A		$43,185,402.44	$4,348.77

(1)	Ordinary shares, $0.01 par value per share (“Ordinary Shares”), of Innocoll Holdings plc (“Innocoll”).
(2)	Pursuant to Rule 416(a), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee.
(4)	Represents Ordinary Shares that may be issued pursuant to the Innocoll 2016 Omnibus Incentive Compensation Plan.
(5)	Represents Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted under the 2016 Omnibus Incentive Compensation Plan.
(6)	Represents Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted under the Amended and Restated 2015 Stock Option Plan.
(7)	Represents Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted to certain former or current employees of Innocoll.
(8)	With respect to the 1,480,993 Ordinary Shares that are authorized under the 2016 Omnibus Incentive Compensation Plan (excluding shares issuable under outstanding options), estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based upon the average of the high and low prices of the Ordinary Shares reported on the NASDAQ Global Market on May 26, 2016 of $10.50.
(9)	With respect to the 1,369,007 Ordinary Shares that are issuable upon exercise of currently outstanding awards under the 2016 Omnibus Incentive Compensation Plan, estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average option exercise price of $8.50 per share.
(10)	With respect to the 1,194,407 Ordinary Shares that are issuable upon exercise of currently outstanding awards under the Amended and Restated 2015 Stock Option Plan, estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average option exercise price of $10.92 per share.
(11)	With respect to the 328,388 Ordinary Shares that are issuable upon exercise of currently outstanding awards issued to certain former or current employees of Innocoll, estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average option exercise price of $9.00 per share.

EXPLANATORY NOTE

Innocoll Holdings plc (“we” or the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement registers 4,372,795 of our ordinary shares, par value $0.01 per share (“Ordinary Shares”) which may be issued from time to time to: (i) recipients of future awards under our 2016 Omnibus Incentive Compensation Plan; (ii) holders of outstanding awards issued under our 2016 Omnibus Incentive Compensation Plan; (iii) holders of outstanding awards issued under our Amended and Restated 2015 Stock Option Plan; and (iv) Gordon Dunn, Paul Oxholm, Michael Myers, Dennis Langer, Denise Carter, David Prior, Alex Dietrich, James Croke, Turlough O’ Connor, Pauline Ogle and Aaron Wyse upon the exercise of options granted to such individuals pursuant to certain Amended and Restated Option Agreements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the plans or arrangements as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which we have filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

•	Our Annual Report on Form 20-F for the year ended December 31, 2015 filed with the Commission on March 17, 2016;

•	Our Current Reports on Form 6-K filed with the Commission on March 3, 2016, April 27, 2016, May 25, 2016 (excluding Exhibit 99.2 thereto) and May 31, 2016; and

•	The description of our ordinary shares contained in our Current Report on Form 6-K using the EDGAR format type 8-K12B filed with the Commission on March 16, 2016, which incorporates such description of our ordinary shares by reference to our Registration Statement Form F-4 (File No. 333-208438), as filed with the Commission on December 10, 2015 and amended on December 22, 2015 as and declared effective by the Commission on December 22, 2015.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated

Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        DESCRIPTION OF SECURITIES.

Not Applicable. Our Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and, therefore, the description thereof is omitted.

Item 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

Item 6.        INDEMNIFICATION OF BOARD MEMBERS AND OFFICERS.

To the fullest extent permitted by Irish law, the constitution of the Registrant confers an indemnity on the Registrant’s directors and officers (each an “Indemnified Person”) who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was an Indemnified Person against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnified Person in connection with such action, suit or proceeding (subject to them meeting an applicable standard of conduct). However, this indemnity is limited by the Irish Companies Act 2014 (the “Companies Act”), which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, where he is acquitted or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or secretary over and above the limitations imposed by the Companies Act will be void under Irish law, whether contained in its articles of association or any contract between the company and the director or secretary. This restriction does not apply to our executives who are not directors or company secretary and our constitution also contains indemnification provisions for persons who are not directors or our company secretary.

We are permitted under our articles of association and the Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

One or more of the Registrant’s subsidiaries has or will enter into indemnification agreements with each of the Registrant’s directors, secretary and executive officers (as may be determined by the board of directors of the Registrant from time to time), providing for the indemnification of, and advancement of expenses to, such persons, to the fullest extent permitted by law.

Item 7.        EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8.        EXHIBITS.

Exhibit Number	Description of Exhibit

3.1	Innocoll Holdings plc Constitution, adopted on March 16, 2016 (incorporated by reference to Exhibit 3.1 to our Report on Form 6-K filed on March 16, 2016).

5.1	Opinion of William Fry.

10.1	2016 Omnibus Incentive Compensation Plan

Exhibit Number	Description of Exhibit
10.2	Amended and Restated 2015 Stock Option Plan

10.3	Form of Amended and Restated Form of Stock Option Agreement for Certain Stock Option Grants

23.1	Consent of William Fry (included in Exhibit 5.1).

23.2	Consent of Grant Thornton, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.        UNDERTAKINGS.

(a)	We hereby undertake:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown Square, State of Pennsylvania on June 3, 2016.

INNOCOLL HOLDINGS PLC

By:	/s/ Anthony P. Zook
Anthony P. Zook
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Anthony P. Zook and Jose Carmona, and each one of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, and granting unto each of said attorneys-in-fact and agents, and substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all things that each of said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in counterparts, each of which shall be deemed an original, but which taken together shall constitute an instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony P. Zook	Chief Executive Officer and Director	June 3, 2016
Anthony P. Zook	(Principal executive officer)

/s/ Jose Carmona	Chief Financial Officer	June 3, 2016
Jose Carmona	(Principal Financial Officer)

/s/ Jonathan Symonds, CBE	Chairman	June 3, 2016
Jonathan Symonds, CBE

/s/ Shumeet Banerji, Ph.D.	Vice Chairman	June 3, 2016
Shumeet Banerji, Ph.D.

/s/ A. James Culverwell	Director	June 3, 2016
A. James Culverwell

/s/ David R. Brennan	Director	June 3, 2016
David R. Brennan

/s/ Rolf D. Schmidt	Director	June 3, 2016
Rolf D. Schmidt

/s/ Joseph Wiley M.D.	Director	June 3, 2016
Joseph Wiley M.D.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Innocoll Holdings plc Constitution, adopted on March 16, 2016 (incorporated by reference to Exhibit 3.1 to our Report on Form 6-K filed on March 16, 2016).

5.1	Opinion of William Fry.

10.1	2016 Omnibus Incentive Compensation Plan

10.2	Amended and Restated 2015 Stock Option Plan

10.3	Form of Amended and Restated Form of Stock Option Agreement for Certain Stock Option Grants

23.1	Consent of William Fry (included in Exhibit 5.1).

23.2	Consent of Grant Thornton, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page of this Registration Statement).